EXHIBIT 99.1

FOR RELEASE: Thursday, January 23, 2014 at 4:30 PM (Central)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS
RESULTS OF OPERATIONS FOR THE QUARTER
AND SIX MONTHS ENDED DECEMBER 31, 2013

Shreveport, Louisiana – January 23, 2014 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2013 of $645,000, a decrease of $236,000 compared to net income of $881,000 reported for the three months ended December 31, 2012. The Company’s basic and diluted earnings per share were $0.31 and $0.30, respectively, for the quarter ended December 31, 2013, compared to basic and diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended December 31, 2012.

The Company reported net income of $1.4 million for the six months ended December 31, 2013, a decrease of $461,000 compared to $1.8 million for the six months ended December 31, 2012. The Company’s basic and diluted earnings per share were $0.64 and $0.63, respectively, for the six months ended December 31, 2013, compared to $0.73 and $0.71, respectively, for the six months ended December 31, 2012.

The decrease in net income for the three months ended December 31, 2013, resulted primarily from a decrease of $350,000, or 38.1%, in non-interest income, a $91,000, or 4.3%, increase in non-interest expense and a $20,000, or 0.8%, decrease in net interest income, partially offset by a $94,000, or 81.0%, decrease in the provision for loan losses, and a $131,000, or 29.8%, decrease in income tax expense. The decrease in net interest income for the three months ended December 31, 2013, was primarily due to a $64,000, or 1.9%, decrease in total interest income, partially offset by a decrease of $44,000, or 6.8%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.66% for the three months ended December 31, 2013, compared to 3.84% for the three months ended December 31, 2012. The Company’s net interest margin was 3.91% for the three months ended December 31, 2013, compared to 4.13% for the quarter ended December 31, 2012. The decrease in the average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earning assets and a decrease of 33 basis points in average yield on interest-earning assets for the quarter ended December 31, 2013 compared to the prior year quarterly period.

The decrease in net income for the six months ended December 31, 2013, resulted primarily from a $679,000, or 36.7%, decrease in non-interest income, and an increase of $212,000, or 5.1%, in non-interest expense partially offset by a $36,000, or 0.7%, increase in net interest income, a $139,000, or 61.2% decrease in the provision for loan losses, and a $255,000, or 28.1%, decrease in income tax expense. The increase in net interest income for the six month period was primarily due to a $107,000, or 8.0% decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds partially offset by a $71,000, or 1.1%, decrease in total interest income.  The Company’s average interest rate spread was 3.66% for the six months ended December 31, 2013, compared to 3.80% for the six months ended December 31, 2012. The Company’s net interest margin was 3.91% for the six months ended December 31, 2013, compared to 4.10% for the six months ended December 31, 2012.  The decrease in net interest margin and average interest rate spread is attributable primarily to a lower average yield on interest earning assets.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended December 31,
	2013		2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment Securities	$45,919	2.36%	$60,208	3.02%
Loans Receivable	216,626	5.47	194,620	5.84
Interest-earning deposits	6,963	0.20	2,303	0.32
Total interest-earning assets	$269,508	4.80%	$257,131	5.13%

Interest-bearing liabilities:
Savings accounts	10,949	0.20%	$6,679	0.29%
NOW accounts	26,858	1.03	18,950	0.83
Money market accounts	41,597	0.33	37,732	0.43
Certificates of deposit	114,461	1.56	107,090	1.77
Total interest-bearing deposits	193,865	1.15	170,451	1.31
Other bank borrowings	267	5.18	--	--
FHLB advances	17,958	0.89	29,584	1.22
Total interest-bearing liabilities	$212,090	1.14%	$200,035	1.29%

	For the Six Months Ended December 31,
	2013		2012
	Average	Average	Average	Average
	Balance	Yield/Rate	Balance	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Investment securities	$50,616	2.17%	$62,976	3.01%
Loans receivable	216,183	5.56	189,624	6.00
Interest-earning deposits	6,138	0.25	5,701	0.28
Total interest-earning assets	$272,937	4.81%	$258,301	5.14%

Interest-bearing liabilities:
Savings accounts	$10,475	0.22%	$6,736	0.28%
NOW accounts	26,197	1.04	18,691	0.81
Money market accounts	42,811	0.37	41,278	0.47
Certificates of deposit	114,051	1.58	107,316	1.81
Total interest-bearing deposits	193,534	1.17	174,021	1.32
Other bank borrowings	500	5.71	--	--
FHLB advances	19,911	0.89	26,375	1.45
Total interest-bearing liabilities	$213,945	1.15%	$200,396	1.34%

The $350,000 decrease in non-interest income for the quarter ended December 31, 2013, compared to the prior year quarterly period was due to decreases of $250,000 in gain on sale of loans held for sale, $86,000 in gain on sale of securities and $10,000 in other non-interest income. The $679,000 decrease in non-interest income for the six months ended December 31, 2013, compared to the prior year period was primarily due to decreases of $456,000 in gain on sale of loans held for sale, $33,000 in other non-interest income, and $181,000, in gain on sale of securities. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio.  The $91,000 increase in non-interest expense for the quarter ended December 31, 2013, compared to the same period in 2012, is primarily attributable to increases of $49,000 in occupancy and equipment expense, $28,000 in franchise and bank shares taxes, $11,000 in loan and collection expense, $9,000 in advertising and $28,000 in other non-interest expenses. These increases were partially offset by decreases of $15,000 in legal fees, $13,000 in data processing and $8,000 in audit and examination fees.

The $212,000 increase in non-interest expense for the six months ended December 31, 2013, compared to the same period in 2012, is primarily attributable to increases of $66,000 in compensation and benefits expense, $38,000 in occupancy and equipment expense, $37,000 in franchise and bank shares taxes, $14,000 in data processing, $13,000 in advertising and $45,000 in other non-interest expenses. These increases were partially offset by a decrease of $9,000 in legal fees.

At December 31, 2013, the Company reported total assets of $285.8 million, an increase of $8.7 million, or 3.1%, compared to total assets of $277.2 million at June 30, 2013. The increase in assets was comprised primarily of increases in loans receivable, net of $5.9 million, or 2.9%, from $206.1 million at June 30, 2013, to $212.0 million at December 31, 2013, loans held-for-sale of $2.1 million, or 61.7%, from $3.5 million at June 30, 2013, to $5.6 million at December 31, 2013, cash and cash equivalents of $3.2 million, or 86.7%, from $3.7 million at June 30, 2013 to $6.9 million at December 31, 2013, and an increase in other assets of $1.9 million, or 12.8%, from $14.5 million at June 30, 2013 to $16.4 million at December 31, 2013. These increases were partially offset by a decrease in investment securities of $4.5 million, or 9.0%, from $49.4 million at June 30, 2013, to $45.0 million at December 31, 2013. The increase in loans held-for-sale results primarily from an increase at December 31, 2013 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Six Months Ended December 31,
	2013	2012	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$67,400	$93,841	(28.2)%
Commercial — real estate secured (owner occupied and non-owner occupied)	6,052	8,766	(31.0)%
Multi-family residential	--	6,484	(100.0)%
Commercial business	18,944	3,145	502.4%
Land	2,964	2,603	13.9%
Construction	13,811	16,539	(16.5)%
Home equity loans and lines of credit and other consumer	168	1,960	(91.4)%
Total loan originations	$109,339	$133,338	(18.0)%
Loans sold	$(33,041)	$(64,311)	(48.6)%

Included in the $13.8 million and $16.5 million of construction loan originations for the six months ended December 31, 2013 and 2012, respectively, are approximately $9.1 million and $14.5 million, respectively, of one- to four-family residential construction loans and $4.7 million and $2.0 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company’s market area.

Total liabilities increased $9.3 million, or 4.0%, from $235.2 million at June 30, 2013, to $244.5 million at December 31, 2013, primarily due to an increase in total deposits of $13.4 million, or 6.3%, to $225.3 million at December 31, 2013, compared to $211.9 million at June 30, 2013. At both December 31, 2013 and June 30, 2013, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. Advances from the Federal Home Loan Bank of Dallas decreased $3.2 million, or 14.8%, to $18.5 million at December 31, 2013, from $21.7 million at June 30, 2013.

At December 31, 2013, the Company had $565,000 of non-performing assets compared to $649,000 of non-performing assets at June 30, 2013, consisting of four single-family residential loans, and one non-performing line of credit for both periods. At December 31, 2013, the Company had two residential mortgage loans classified as substandard in the aggregate amount of $403,000 compared to three commercial loans and one residential mortgage loan in the aggregate amount of $5.3 million at June 30, 2013. The Company had one line of credit classified as doubtful in the amount of $27,000 at both December 31, 2013 and June 30, 2013.

Shareholders’ equity decreased $662,000, or 1.6%, to $41.3 million at December 31, 2013, from $42.0 million at June 30, 2013.  The primary reasons for the decreases in shareholders’ equity from June 30, 2013, were dividends paid of $281,000, acquisition of treasury stock of $2.2 million, and a decrease in the Company’s accumulated other comprehensive income of $8,000. These decreases in shareholders’ equity were partially offset by net income of $1.4 million, proceeds from the issuance of common stock from the exercise of stock options of $250,000, and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $190,000.

The Company repurchased 97,810 shares of its common stock under its stock repurchase programs during the quarter ended December 31, 2013 at an average price per share of $17.36.  As of December 31, 2013, there were a total of 9,455 shares remaining for repurchase under the program. On January 8, 2014, the Company announced that its Board of Directors approved a fourth stock repurchase program for the repurchase of up to an additional 115,000 shares.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	December 31, 2013	June 30, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$6,881	$3,685
Securities available for sale at fair value	43,702	47,961
Securities held to maturity (fair value December 31, 2013: $1,259 June 30, 2013: $1,465)	1,259	1,465
Loans held-for-sale	5,600	3,464
Loans receivable, net of allowance for loan losses (December 31, 2013: $2,316; June 30, 2013: $2,240)	212,013	206,079
Other assets	16,353	14,501

Total assets	$285,808	$277,155

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$225,340	$211,922
Advances from the Federal Home Loan Bank of Dallas	18,457	21,662
Other liabilities	691	1,589

Total liabilities	244,488	235,173

Shareholders’ equity	41,320	41,982

Total liabilities and shareholders’ equity	$285,808	$277,155

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)

Interest income
Loans, including fees	$2,961	$2,843	$6,011	$5,684
Investment securities	1	7	3	14
Mortgage-backed securities	270	447	545	932
Other interest-earning assets	3	2	8	8
Total interest income	3,235	3,299	6,567	6,638
Interest expense
Deposits	556	557	1,131	1,150
Federal Home Loan Bank borrowings	40	87	88	187
Other bank borrowings	7	3	14	3
Total interest expense	603	647	1,233	1,340
Net interest income	2,632	2,652	5,334	5,298

Provision for loan losses	22	116	88	227
Net interest income after provision for loan losses	2,610	2,536	5,246	5,071

Non-interest income
Gain on sale of loans	404	654	880	1,336
Gain on sale of securities	34	120	34	215
Income on Bank Owned Life Insurance	44	48	88	97
Other income	87	97	170	203

Total non-interest income	569	919	1,172	1,851

Non-interest expense
Compensation and benefits	1,346	1,347	2,730	2,664
Occupancy and equipment	236	187	431	393
Data Processing	86	99	201	187
Audit and Examination Fees	50	58	106	106
Franchise and Bank Shares Tax	85	57	178	141
Advertising	69	60	133	120
Legal fees	144	159	238	247
Loan and collection	32	21	64	61
Deposit insurance premium	35	32	68	63
Other expenses	142	114	258	213

Total non-interest expense	2,225	2,134	4,407	4,195

Income before income taxes	954	1,321	2,011	2,727
Provision for income tax expense	309	440	653	908

NET INCOME	$645	$881	$1,358	$1,819

EARNINGS PER SHARE
Basic	$0.31	$0.36	$0.64	$0.73
Diluted	$0.30	$0.35	$0.63	$0.71

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.66%	3.84%	3.66%	3.80%
Net interest margin	3.91%	4.13%	3.91%	4.10%
Return on average assets	0.89%	1.29%	0.93%	1.33%
Return on average equity	5.89%	7.52%	6.17%	7.58%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.19%	0.14%	0.19%	0.14%
Allowance for loan losses as a percent of non-performing loans	409.91%	509.26%	409.91%	509.26%
Allowance for loan losses as a percent of total loans receivable	1.08%	1.03%	1.08%	1.03%

Per Share Data:
Shares outstanding at period end	2,249,962	2,556,829	2,249,962	2,556,829
Weighted average shares outstanding:
Basic	2,098,976	2,420,591	2,105,826	2,507,336
Diluted	2,143,026	2,488,430	2,154,337	2,575,130
Tangible book value at period end	$18.36	$17.70	$18.36	$17.70
____________
(1)      Ratios for the three and six month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145